UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 9, 2005
Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

000-50805	20-0138854

(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118

(Address of Principal Executive Offices)	(Zip Code)
(888) 220-6121

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
     On August 9, 2005, Hines REIT Properties, L.P. (the “Operating Partnership”), a subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT” and together with the Operating Partnership, the “Company”), entered into a contract to acquire an office property located at 3100 McKinnon Street in Dallas, Texas (“Citymark”). The seller, Centex Office Citymark I, L.P., is unaffiliated with Hines REIT and its affiliates.
      Citymark is an 11-story building constructed in 1987. The building has an aggregate of 218,943 square feet of rentable area and is approximately 100% leased. Subsidiaries of Centex Corporation, a publicly-traded company involved in home building, financial services, home services and commercial contracting and an affiliate of the seller, leases 11,247 square feet, 78% of the building’s rentable area. No other tenant leases more than 10% of the property’s rentable area. The Company’s management believes that Citymark is suitable and adequate for its intended purpose.
     The aggregate purchase price for Citymark is expected to be approximately $27.7 million, exclusive of transaction costs, financing fees and working capital reserves. Hines REIT anticipates that the acquisition will be funded with net proceeds from its public offering and debt financing. In connection with the acquisition of Citymark, Hines REIT anticipates it will pay Hines Advisors Limited Partnership (the “Advisor”), approximately $138,000 in cash acquisition fees.
     Hines REIT anticipates that the acquisition of Citymark will be consummated on or about August 24, 2005. Although the Company believes the acquisition of Citymark is probable, the closing of such acquisition is subject to a number of conditions and there can be no guarantee that the acquisition of Citymark will be consummated. If the Company elects not to close on Citymark, it will forfeit the earnest money deposits made.
Item 2.01.   Completion of Acquisition or Disposition of Assets.
     On August 10, 2005, an indirect subsidiary of Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”), acquired Golden Eagle Plaza, an office property located at 525 B Street in San Diego, California. Hines REIT currently holds an approximate 26.39% non-managing general partner interest in the Core Fund. The Core Fund is an investment vehicle organized in August 2003 by Hines Interests Limited Partnership (“Hines”), the sponsor of Hines REIT, to invest in existing office properties in the United States that Hines believes are desirable long-term “core” holdings. The Core Fund, the Advisor and Hines are affiliates of Jeffrey C. Hines, Chairman of the Board of Directors of Hines REIT. The Core Fund now holds interests in a portfolio of ten properties.
     Golden Eagle Plaza was built in 1969 and renovated in 1998. It consists of a 22-story office tower and an attached parking structure. The building contains 423,546 square feet of rentable area and is approximately 98% leased. Four tenants lease a total of 318,162 square feet, or 75%, of the rentable area of Golden Eagle Plaza. Golden Eagle Insurance, a provider of business insurance, leases 121,626 square feet, or 29% of the rentable area of the building. Golden Eagle Insurance’s lease expires in August 2008 and has two five-year renewal options. Elsevier, Inc., a publishing company, leases 73,761 square feet, or 17% of the rentable area of the building. Elsevier’s lease expires in October 2009 and has two five-year renewal options. Navy Human Resources, a branch of the United States Navy, leases 73,625 square feet, or 17% of the rentable area of the building. This lease expires in May 2013 and the Navy has an on-going right to terminate the lease upon 120 days’ notice. MWBH&L California Leasing Corp., a legal firm, leases 49,150 square feet, or 12% of the rentable area of the building. No other tenant leases more than 10% of the rentable area of the building.
     Golden Eagle Plaza was acquired from GREIT-525 and 600 B Street LP, both of which are unaffiliated with Hines REIT and its affiliates. The aggregate purchase price of Golden Eagle Plaza was approximately $116.4 million, including transaction costs. The acquisition was primarily funded by a $52.0 million mortgage loan obtained from NCI Properties East, Inc. and proceeds from a $68.0 million bridge loan obtained by an indirect subsidiary of the Core Fund from KeyBank National Association (the “Term Loan”). The primary purpose of the Term Loan, which matures and becomes payable on November 7, 2005, was to provide bridge financing for the acquisition of Golden Eagle Plaza. The Core Fund’s Management is currently in negotiations with a bank group to establish a revolving credit facility that it intends to use to extinguish the Term Loan and to provide additional capacity for future acquisitions and working capital needs.

The purchase price for this acquisition was determined through negotiations between the seller and the advisor to the Core Fund. Hines REIT paid no fees or compensation to the Core Fund, its managing general partner or advisor in connection with the Core Fund’s acquisition of Golden Eagle Plaza. In connection with this acquisition, management expects that third-party investors in the Core Fund will pay an affiliate of Hines advising the Core Fund acquisition fees totaling up to $873,000. The Core Fund has retained Hines to serve as property manager for Golden Eagle Plaza.
Item 9.01.   Financial Statements and Exhibits.
     To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this current Report on Form 8-K no later than 75 calendar days after August 10, 2005.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
August 15, 2005	By:	/s/ Frank R. Apollo
Frank R. Apollo
Chief Accounting Officer, Treasurer and Secretary